UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 31, 2019

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2019, Novo Integrated Sciences, Inc. (the “Company”), Novo Healthnet Limited (“NHL”) and CannaPiece Group Inc. (“CannaPiece”) entered into Amendment No. 2 (“Amendment No. 2”) to the Share Exchange Agreement dated December 18, 2018 by and among the Company, NHL and CannaPiece (the “SEA”), pursuant to which the parties agreed to extend the delivery date of the Investment (as defined therein) from January 31, 2019 to February 28, 2019.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 4, 2019, the Company and Novo Healthnet Limited, a wholly owned Canadian subsidiary of the Company (“NHL”), entered into a binding letter of intent (the “Pulse LOI”) with Pulse Rx Inc., operating as Pulse Rx LTC Pharmacy (“Pulse”), relating to the proposed acquisition of Pulse by the Company (the “Proposed Transaction”). The parties intend to enter into a definitive agreement (the “Definitive Agreement”) pursuant to which:

●	The Company will issue, based on a valuation of Pulse purchase price of CAD 6 million (approximately $4,582,800 per the x-rates.com exchange rate of 0.7638 on February 3, 2019), the equivalent in capital stock based on the 30-trading day average share price in exchange for the shares of NVOS issued pursuant to the Proposed Transaction. The issued shares will be subject to a two-year lock up coinciding with the claw back as provided in the Pulse LOI.

●	Upon completion of the Proposed Transaction, Pulse shall have been advanced a loan in an amount not to exceed CAD 6 million, with the use and disbursement of funds to be itemized pursuant to the Definitive Agreement, and the Company will hold all the issued and outstanding shares of Pulse and Pulse will be a direct or indirect wholly owned subsidiary of the Company.

●	Pulse will have the right to appoint a board member to the Company’s board of directors.

●	Martin S. Kusmirek, President of Pulse, will enter into an employment agreement for a period of no less than two years from the closing of the Proposed Transaction.

●	The Definitive Agreement will provide for a two-year claw back in the mutual return of Pulse and Company shares if targets are not met by the Company as provided in the Definitive Agreement.

The Pulse LOI provides that the parties will carry out due diligence and will proceed reasonably and in good faith toward the negotiation and execution of definitive documentation regarding the Proposed Transaction. Closing of the transaction is conditioned upon certain customary closing conditions, including receipt of required regulatory approvals.

If a definitive agreement is not executed by the parties on or before February 12, 2019 (or such other date agreed to by the parties), the Pulse LOI will terminate.

The foregoing description of the Pulse LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the Pulse LOI, a copy of which is filed as Exhibit 10.2 to this current report on Form 8-K, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to Share Exchange Agreement dated January 31, 2019 by and between the registrant, Novo Healthnet Limited and CannaPiece Group, Inc.
10.2	Letter of Intent dated February 4, 2019 among the registrant, Novo Healthnet Limited and Pulse Rx Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: February 6, 2019	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer